UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2015

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	001-36480	94-3133088
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3929 Point Eden Way, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 1, 2015, the Board of Directors (the “Board”) of Aradigm Corporation (the “Company”) approved the terms and conditions of a Board Observer Agreement entered into in connection with the resignation of a Board member, Lafmin Morgan, who was a Board designee of Grifols, S.A. (“Grifols”) under Section 3.1 of the existing Governance Agreement by and between Grifols and the Company dated as of August 27, 2013 (“Governance Agreement”). Upon Mr. Morgan’s resignation from the Board and pursuant to the Board Observer Agreement, Grifols has been granted rights to designate a representative to attend all meetings of the Board in a non-voting observer capacity and to receive copies of all materials provided to the Board in connection with such meetings. Pursuant to the Board Observer Agreement, the Company and Grifols have agreed that Grifols’ right to appoint a non-voting board observer shall satisfy the Company’s obligation to nominate the Second Grifols Designee pursuant to Section 3.1 of the Governance Agreement. Mr. Morgan has been designated as Grifols’ representative under the Board Observer Agreement. However, Mr. Morgan may be excluded from any portion of a Board meeting and shall not be entitled to receive any Board materials to the extent necessary to preserve the attorney-client privilege of the Company or the Board, or if the Board determines in good faith that the matters to be discussed or disclosed in the Board materials are of a highly confidential and sensitive nature, or where there exists a potential conflict of interest between the observer (or its affiliates) and the Company. Reference is made to the disclosure in Item 5.02 below.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 1, 2015, the Board accepted the resignation of Lafmin Morgan, who offered his resignation as a director of the Company due to increased professional responsibilities required at his current position at Grifols. The Board, Grifols and Mr. Morgan agreed to enter into a Board Observer Agreement to allow Mr. Morgan to continue as a representative of Grifols as a non-voting observer in future meetings of the Board. The Board Observer Agreement provides that Grifols may designate a Board observer in lieu of designating a nominee to the Board as provided under the Governance Agreement. Following the acceptance of Mr. Morgan’s resignation, the Board reduced the size of the Board from six directors to five directors. The Board also appointed director Fred Hudson to fill the vacancy on the Compensation Committee that was created by Mr. Morgan’s resignation from the Board. Reference is made to the disclosure in Item 1.01 above.

Also on September 1, 2015 (the “Grant Date”), the Board approved (1) the cancellation of all outstanding performance stock options to the Company’s named executive officers that were granted in February 2014 (the “Cancelled Options”) under the Company’s 2005 Equity Incentive Plan (the “2005 Plan”), and (2) the grant of performance stock options (the “New Options”) under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). The New Options are subject to substantially the same terms and conditions as the Cancelled Options, including exercise price, performance-based vesting conditions and expiration date.

The Cancelled Options were exercisable for an aggregate of 154,997 shares, which takes into account the 1-for-40 reverse stock split effected in May 2014 (the “Stock Split”), of the Company’s common stock at an exercise price of $9.60 per share, and would have vested, if at all, only upon the satisfaction of specified performance milestones, which have not occurred. The exercise price of the New Options is also $9.60 per share, which was greater than the Company’s shares’ closing trading price on NASDAQ on the Grant Date.

The Board also (a) cancelled a grant of options exercisable for 12,500 shares, which takes into account the Stock Split, that was awarded in February 2014 to the Company’s Chief Executive Officer, Igor Gonda, Ph.D., outside of a shareholder-approved plan prior to the Company’s re-listing on NASDAQ (the “Stand-Alone Grant”), and (b) granted Dr. Gonda options exercisable for 12,500 shares (the “New Gonda Options”) under the Company’s 2015 Plan. The New Gonda Options are subject to substantially the same terms and conditions as the Stand-Alone Grant, including exercise price, performance-based vesting conditions and expiration date.

As a result of these actions, all outstanding performance-based stock options granted to the Company’s named executive officers are governed by the terms and conditions of the recently adopted, shareholder approved 2015 Plan.

Item 5.03 – Amendments to Articles of incorporation or Bylaws; Change in Fiscal Year

On September 1, 2015, following the resignation of Mr. Morgan from the Board, the Board approved an amendment to the Company’s Bylaws reducing the size of the Board from six to five directors, effective immediately.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Bylaws of Aradigm Corporation, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: September 4, 2015	By:	/s/ Nancy Pecota
	Name:	Nancy Pecota
	Title:	Vice President, Finance and Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Bylaws of Aradigm Corporation, as amended.

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